Exhibit 99.4

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

December 31 (millions of dollars)	2016 (a)	2015(a)	2014(a)	2013(a)(b)	2012 (a) (b)
Earnings
Net income before adjustment for income from equity investees	166	160	153	154	145
Fixed charges	73	68	62	57	50
Distributed income (loss) of equity investees (c)	97	(102)	88	67	99
Non-controlling interests of subsidiaries that have not incurred fixed charges	—	—	(10)	(14)	(13)
Total Earnings	336	126	293	264	281

Fixed Charges
Interest expensed and capitalized	69	64	56	50	49
Amortization of other assets	4	4	6	7	1
Total Fixed Charges	73	68	62	57	50

Ratio of Earnings/Fixed Charges	4.60X	1.85x	4.73x	4.63x	5.62x

(a)              Recast information to consolidate PNGTS for all periods presented as a result of an additional 11.81 percent in PNGTS that was acquired from a subsidiary of TransCanada on June 1, 2017. Prior to this transaction, the Partnership owned a 49.9 percent interest in PNGTS that was acquired from TransCanada on January 1, 2016.  Please read Note 2- Significant Accounting policies-Basis of Presentation section of  the Notes to the Consolidated Financial Statements included in Exhibit 99.2 of this Current Report on Form 8K.

(b)             Recast information to consolidate GTN and Bison for all periods presented as a result of additional 45 percent membership interests in each of GTN and Bison that were acquired from subsidiaries of TransCanada in 2013 resulting in a 70 percent ownership in each. Please read Note 2, Significant Accounting Policies-Basis of Presentation section of the Notes to the Consolidated Financial Statements included in Exhibit 99.2 of this Current Report on Form 8K.

(c)              Distributed income of equity investees for 2015 includes $199 million impairment charge on our Investment in Great Lakes. Please read Note 4-Equity Investments, Notes to the Consolidated Financial Statements included in Exhibit 99.2 of this Current Report on Form 8K.